Exhibit 5.1
Michael E. Tenta +1 650 843 5636 mtenta@cooley.com

March 29, 2022

Atreca, Inc.

835 Industrial Road, Suite 400

San Carlos, CA 94070

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Atreca, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 3,303,368 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 1,562,695 shares of Common Stock issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 EIP”), (ii) 390,673 shares of Common Stock issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”), (iii) 1,000,000 shares of Common Stock issuable pursuant to the Company’s 2023 Inducement Plan (together with the 2019 EIP and the 2019 ESPP, the “Plans”) and (iv) 350,000 shares of Common Stock issuable upon the exercise of a non-statutory stock option, offered as an inducement award by the Company (the “Award”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plans, the documents evidencing the Award, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all document by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans or the Award, as applicable, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Page Two

Sincerely,

Cooley LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com